Exhibit 99

NEWS RELEASE	22901 Millcreek Boulevard • Suite 600 • Cleveland, Ohio 44122
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Tuesday, May 5, 2026
NACCO INDUSTRIES
ANNOUNCES FIRST QUARTER 2026 RESULTS

Consolidated Q1 2026 Highlights:
•Gross profit of $14.3 million improved 48% over Q1 2025 on 4% revenue decrease
•Operating profit of $11.0 million up 43% over Q1 2025 and 45% sequentially
•Net income of $8.8 million increased 80% over Q1 2025
•Diluted EPS of $1.17 versus $0.66 in Q1 2025
•Adjusted EBITDA of $16.4 million improved 28% over Q1 2025 and 15% sequentially

Cleveland, Ohio, Tuesday, May 5, 2026 - NACCO Industries® (NYSE: NC) today announced consolidated results for the three months ended March 31, 2026. First-quarter 2026 results demonstrated strong earnings growth momentum both year-over-year and sequentially. Meaningful operating profit growth in the Utility Coal and Contract Mining segments drove the year-over-year improvement, while sequential growth was led by Contract Mining primarily as a result of the commencement of a new U.S. Army Corps of Engineers construction project in Florida. Higher unallocated expenses partly offset the year-over-year improvement. Overall, the increase in operating profit combined with improvement in other investment income contributed to the substantial year-over-year increase in net income.

"We delivered a strong start to 2026, reporting significant growth in profitability," said J.C. Butler, NACCO President and Chief Executive Officer." These results reflect continued execution of our business model and the strength of our operations, particularly in the Utility Coal and Contract Mining segments. As we move forward, we plan to build on this momentum through investments in our growth platforms which are expected to deliver improvements in profitability and cash generation. We are encouraged by our performance and remain confident in our ability to generate long-term value for shareholders.”

	Three Months Ended
($ in thousands, except per share amounts)	3/31/2026	3/31/2025	Year/Year % Change	12/31/2025	Sequential % Change
Revenues	$62,775	$65,571	(4)%	$66,778	(6)%
Gross profit	$14,291	$9,654	48%	$12,028	19%
Operating profit	$11,016	$7,682	43%	$7,573	45%
Net Income (Loss)	$8,836	$4,900	80%	$(3,840)	**n/m
Diluted EPS	$1.17	$0.66	77%	$(0.52)	**n/m
Consolidated Adjusted EBITDA*	$16,397	$12,829	28%	$14,309	15%
*Non-GAAP financial measures are defined and reconciled on page 7. / ** n/m = not meaningful

Liquidity
At March 31, 2026, the Company had outstanding debt of $126.4 million. Total liquidity was $102.7 million, which consisted of $53.2 million of cash and $49.5 million of availability under our revolving credit facility.

Detailed Discussion of 2026 First Quarter Compared to 2025 First Quarter

Utility Coal Mining Results

	2026	2025
Tons of coal delivered	(in thousands)
Unconsolidated operations	5,514	5,616
Consolidated operations	491	591
Total deliveries	6,005	6,207

	2026	2025
	(in thousands)
Revenues	$16,691	$19,239
Gross profit (loss)	$741	$(3,331)
Earnings of unconsolidated operations	$14,108	$14,463
Operating expenses(1)	$7,425	$7,341
Operating profit	$7,424	$3,791
Segment Adjusted EBITDA(2)	$9,736	$5,809
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 8.

Utility Coal Mining revenues decreased 13% from the prior year. A maintenance outage at Mississippi Lignite Mining Company's customer's power plant during the 2026 first quarter resulted in a decline in tons delivered. As anticipated, favorable contractual pricing partly offset the effect of reduced deliveries.

The year‑over‑year operating profit and Segment Adjusted EBITDA improvements primarily reflect stronger operating performance at Mississippi Lignite Mining Company. Results benefited in part from redeploying crews to execute planned reclamation activities during the power plant outage. These factors drove a meaningful improvement in gross profit compared with the prior year, when results were affected by a $3.0 million inventory impairment charge.

Contract Mining Results

	2026	2025
	(in thousands)
Tons delivered	14,960	12,853

	2026	2025
	(in thousands)
Total revenues	$32,639	$31,526
Reimbursable costs	16,865	19,547
Revenues excluding reimbursable costs	$15,774	$11,979
Operating profit	$3,988	$1,970
Segment Adjusted EBITDA(1)	$5,986	$4,672
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 8.

Current quarter results benefited from the commencement of a multi-year dragline services contract, reflecting continued progress in the strategic expansion of Contract Mining's business model. This contract combined with increased customer requirements and deliveries at the limestone mining operations led to a 32% increase in revenues, net of reimbursed costs, and substantial year-over-year increases in both operating profit and Segment Adjusted EBITDA. A change in depreciation estimates during the current quarter also contributed $0.9 million to the improved operating profit.

Minerals and Royalties Results

	2026	2025
	(in thousands)
Revenues	$9,546	$10,902
Operating profit	$7,736	$7,907
Segment Adjusted EBITDA(1)	$8,623	$9,815
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 8.

At Minerals and Royalties, higher 2026 earnings from an equity investment mostly offset the effect of a decrease in natural gas revenues, resulting in comparable year-over-year operating profit.

Unallocated

	2026	2025
	(in thousands)
Operating loss	$(8,132)	$(5,986)
Segment Adjusted EBITDA(1)	$(7,822)	$(5,821)
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 8.

Unallocated primarily includes public company administrative costs and the financial results of Bellaire Corporation, as well as Mitigation Resources of North America®, ReGen Resources and other developing businesses that are not directly attributable to our reportable segments. Reduced profitability at Mitigation Resources and a modest asset impairment charge drove the increase in the Unallocated operating loss and Segment Adjusted EBITDA.

Outlook
NACCO Industries is a growing diversified natural resources company with a unique business model strategically positioned to deliver stable and growing financial returns over the long term. Our business model is purposely built for durability and resilience with an expanding portfolio of long-term contracts, relationships and investments that leverage our proven operational expertise, disciplined capital allocation and an entrepreneurial yet patient approach. We have methodically built unique capabilities and clear competitive advantages that allow us to pursue a wide range of growth opportunities, often completely integrated into customers’ operations in partnership-based relationships. We have multiple vectors for value creation, and we are steadfastly committed to delivering compounding returns and expanding investor value over the long term.

Our foundation rests on a stable base of long-term coal-mining contracts and legacy mineral and royalty assets, which generate dependable recurring cash flows. As new long-term contracts and investments are added across the Company, these new multi-year agreements create a “layering effect" as their contributions compound. The momentum our operations experienced in the second half of 2025 and the first quarter of 2026 is expected to continue throughout the remainder of 2026, resulting in meaningful year‑over‑year improvements in consolidated operating profit, net income and Adjusted EBITDA. Excluding the effect of a $6 million after-tax pension settlement charge in 2025, year‑over‑year growth is expected to moderate in the second half of 2026 as anticipated results are compared against stronger prior-year operational performance.

At our Utility Coal Mining segment, operated by North American Coal®, we expect a meaningful increase in operating profit compared with 2025, primarily in the first half of 2026. We anticipate improved results at Mississippi Lignite Mining Company if the customer's power plant is able to operate as planned. An expected increase in the contractually determined per ton sales price and a lower cost per ton delivered are also anticipated to contribute to this improvement. We expect these operating profit improvements to be partly offset by lower earnings at the unconsolidated mining operations due to reduced income associated with the wind down of reclamation services at the Sabine Mining Company.

The Contract Mining segment, operated by North American Mining®, serves as our mining growth platform. We are building a growing portfolio of long-term contracts through geographic and mineral expansion that are expected to strengthen the foundation for sustained profitability in this segment. In early 2026, we commenced activities under a multi-year dragline services contract as part of a U.S. Army Corps of Engineers construction project in Palm Beach County, Florida. We also anticipate commencing operations at a new limestone quarry in Arizona during the second half of 2026.

Sawtooth Mining, a North American Mining subsidiary, provides exclusive comprehensive mining services at Thacker Pass, which is owned by a joint venture led by Lithium Americas Corp. Sawtooth will supply all of the lithium-bearing ore requirements for our customer's Thacker Pass lithium processing facility, which is currently under construction. This project is providing stable income during construction and is expected to contribute increased income and long-term cash flows once lithium production commences, which is targeted for late 2027.

As a result of earnings contributions from new contracts and continued momentum from 2025 activities, we anticipate a substantial year-over-year increase in operating profit and Segment Adjusted EBITDA in the Contract Mining segment.

The Minerals and Royalties segment, managed by Catapult Mineral Partners®, has constructed a high-quality, diversified portfolio of oil and gas mineral and royalty interests in the United States. The Catapult team is expanding its portfolio by leveraging a data-driven approach to capital deployment that incorporates a longer-term view of production and development. This segment also holds a meaningful equity investment in a company that has operating and non-operating working interests in oil and natural gas assets. Anticipated increases in income from our equity holding combined with higher oil prices are expected to be more than offset by anticipated production declines and a changing mix of production and development activity, resulting in an overall year-over-year decrease in Minerals and Royalties' operating profit and Segment Adjusted EBITDA. Changes in commodity prices or production and development assumptions, including as a result of the ongoing Middle East conflict, could alter current expectations.

Mitigation Resources of North America® provides natural resource restoration and reclamation services that include stream and wetland mitigation solutions. Mitigation Resources is successfully leveraging its strong reputation and clear competitive strengths to expand into additional mitigation, restoration and reclamation markets. Mitigation Resources is expected to deliver increasing profitability over time from the sale of mitigation credits and as reclamation and restoration services expand. This business, while currently variable in performance due to permit and project timing, is expected to generate a profit in the second half of 2026 and move toward more consistent and improving results over time as the business expands.

We continue to invest in our businesses to support future growth. Capital expenditures totaled $33 million in the first quarter of 2026. We anticipate additional spending of up to $57 million over the remainder of the year, primarily for business development opportunities. These expenditures will be made only if projects meet our growth investment criteria. As a result, we anticipate a greater use of cash before financing in 2026 compared with 2025.

Our businesses provide essential inputs for electricity generation, construction and development, and industrial production. As demand for reliable uninterrupted energy continues to grow, natural resources fundamentals remain strong, reinforcing the importance of dependable baseload generation. Recent policy developments, including the re-establishment of the National Coal Council, highlight coal’s ongoing strategic role in supporting grid reliability, economic competitiveness and national security. This development, along with a favorable regulatory environment, reinforces our confidence in our near-term outlook and long-term growth trajectory.

Our conservative approach to maintaining a strong capital structure and operating discipline minimizes risk, while the compounding effect of a growing portfolio of long-term contracts and strategic growth investments create a robust foundation for cash flow growth. With a perspective that spans decades, we are methodically building a strong, stable business that is expected to deliver annuity-like returns. This long-term view allows us to leverage our core skills for strategic, measured expansion and pursue opportunities with longer-term horizons and higher returns. We pursue opportunities that other companies with shorter time horizons might overlook. Our commitment is to generate increasing cash flows and return value to stockholders, whether through reinvestment for growth or direct returns such as share repurchases and payment of dividends. We remain confident in our ability to drive growth, expand our capabilities and reward shareholders over the long run.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Wednesday, May 6, 2026 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (888) 880-3330 (North America Toll Free) or (646) 357-8766 (International), Conference ID:1610203, or over the Internet through NACCO Industries' website at ir.nacco.com/overview. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through May 13, 2026. An archive of the webcast will also be available on the Company's website approximately two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the

Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) a significant reduction in demand by the Company's customers, (2) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil as a result of factors such as OPEC and/or government actions, geopolitical developments, economic conditions and regulatory changes, as well as supply and demand dynamics, (3) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (4) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (5) changes in development plans by third-party lessees of the Company's mineral interests, (6) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (7) any customer's premature facility closure or extended project development delay, (8) federal and state legislative and regulatory actions affecting fossil fuels, (9) supply chain disruptions, including price increases and shortages of parts and materials, inclusive of tariff effects, (10) failure to obtain adequate insurance coverages at reasonable rates, (11) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (12) impairment charges, (13) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (14) equipment problems that could affect deliveries to customers, (15) changes in the costs to reclaim mining areas, (16) costs to pursue and develop new mining, mitigation, oil and gas and power generation development opportunities and other value-added service opportunities, (17) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (18) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (19) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources® businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED
	MARCH 31
	2026	2025
	(In thousands, except per share data)
Revenues	$62,775	$65,571
Cost of sales	48,484	55,917
Gross profit	14,291	9,654
Earnings of unconsolidated operations	16,571	15,986
Operating expenses
Selling, general and administrative expenses	19,701	17,868
Amortization of intangible assets	151	162
Gain on sale of assets	(6)	(72)
	19,846	17,958
Operating profit	11,016	7,682
Other expense (income)
Interest expense	1,658	1,774
Interest income	(595)	(865)
Closed mine obligations	489	473
(Gain) loss on equity securities	(455)	870
Other, net	92	303
	1,189	2,555
Income before income tax provision	9,827	5,127
Income tax provision	991	227
Net income	$8,836	$4,900

Earnings per share:
Basic earnings per share	$1.18	$0.67
Diluted earnings per share	$1.17	$0.66

Basic weighted average shares outstanding	7,482	7,363
Diluted weighted average shares outstanding	7,552	7,447

CONSOLIDATED ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended					LTM
	3/31/2025	6/30/2025	9/30/2025	12/31/2025	3/31/2026	3/31/2026
		(in thousands)
Net income (loss)	$4,900	$3,260	$13,254	$(3,840)	$8,836	$21,510
Pension settlement charge	—	—	—	7,804	—	7,804
Income tax provision (benefit)	227	(1,266)	(7,297)	3,906	991	(3,666)
Interest expense	1,774	1,944	1,087	949	1,658	5,638
Interest income	(865)	(770)	(708)	(709)	(595)	(2,782)
Depreciation, depletion and amortization expense	6,793	6,091	6,194	6,199	5,507	23,991
Consolidated Adjusted EBITDA*	$12,829	$9,259	$12,530	$14,309	$16,397	$52,495
*Consolidated Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Consolidated Adjusted EBITDA as net income (loss) before pension settlement charge, income taxes, net interest expense and depreciation, depletion and amortization expense. Consolidated Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended March 31, 2026
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$16,691	$32,639	$9,546	$4,831	$(932)	$62,775
Cost of sales	15,950	27,744	1,121	4,612	(943)	48,484
Gross profit	741	4,895	8,425	219	11	14,291
Earnings of unconsolidated operations	14,108	1,502	961	—	—	16,571
Gain on sale of assets	—	(5)	(1)	—	—	(6)
Operating expenses*	7,425	2,414	1,651	8,362	—	19,852
Operating profit (loss)	$7,424	$3,988	$7,736	$(8,143)	$11	$11,016
Segment Adjusted EBITDA**
Operating profit (loss)	$7,424	$3,988	$7,736	$(8,143)	$11	$11,016
Depreciation, depletion and amortization	2,312	1,998	887	310	—	5,507
Segment Adjusted EBITDA**	$9,736	$5,986	$8,623	$(7,833)	$11	$16,523

	Three Months Ended March 31, 2025
	Utility Coal Mining	Contract Mining	Minerals and Royalties	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$19,239	$31,526	$10,902	$4,400	$(496)	$65,571
Cost of sales	22,570	28,378	2,244	3,237	(512)	55,917
Gross profit (loss)	(3,331)	3,148	8,658	1,163	16	9,654
Earnings of unconsolidated operations	14,463	969	554	—	—	15,986
Gain on sale of assets	(72)	—	—	—	—	(72)
Operating expenses*	7,413	2,147	1,305	7,165	—	18,030
Operating profit (loss)	$3,791	$1,970	$7,907	$(6,002)	$16	$7,682
Segment Adjusted EBITDA**
Operating profit (loss)	$3,791	$1,970	$7,907	$(6,002)	$16	$7,682
Depreciation, depletion and amortization	2,018	2,702	1,908	165	—	6,793
Segment Adjusted EBITDA**	$5,809	$4,672	$9,815	$(5,837)	$16	$14,475
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) before depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.